Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-217044 and 333-225402) and Form S-8 (No. 333-211095) of Nomad Foods Limited of our report dated March 3, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
March 3, 2022